UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2008

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506
(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,
Including Area Code		(203) 499-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In its June 25, 2008 decision in Docket No. 08-01-01 (“Decision”), the Connecticut Department of Public Utility Control (“DPUC”) selected three peaking generation projects among several projects proposed by various docket participants to help address the state’s growing need for more power generation during the heaviest load periods. The 200 megawatt (“MW”) Devon peaking generation project proposed by GenConn Energy LLC (“GenConn”) was among three projects selected by the DPUC.  GenConn is a joint venture by and between The United Illuminating Company (“UI”), a subsidiary of UIL Holdings Corporation, and NRG Energy, Inc. (“NRG”).   Also among the projects selected was a project proposed by Bridgeport Energy II, LLC (“BEII”).

GenConn had also proposed a project consisting of building new peaking generation with a nominal capacity of 200 MW at NRG’s existing plant in Middletown, CT (the “Middletown Project”).  The Decision concluded that the Middletown Project would be an alternative in the event that the project proposed by BEII and selected by the DPUC did not go forward.

On October 3, 2008, BEII withdrew its proposal from further consideration by the DPUC.  By letter dated September 30, 2008, the DPUC stated that if BEII requested to withdraw its proposed contract, it would be in the best interest of customers for The Connecticut Light and Power Company (“CL&P”) to enter into a contract for differences (“CfD”) with GenConn related to the Middletown Project and directed that the CfD be filed on October 6, 2008.  On October 6, 2008, GenConn executed a CfD with CL&P which was filed with DPUC.  The DPUC’s September 30, 2008 letter states the DPUC’s intent to approve the CfD, after which GenConn will proceed with plans to construct the new plant in Middletown.  The new plant in Middletown is scheduled to be in commercial operation by June 1, 2011.  GenConn will be evaluating its capital requirements in connection with the Middletown Project and UIL will make disclosures regarding additional financial obligations of UIL or UI, if applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION
Registrant

Date: 10/06/08	By /s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President
and Chief Financial Officer